Exhibit 10.14
EXECUTIVE AND DIRECTOR COMPENSATION
Fiscal 2007 Executive Bonuses. The fiscal 2007 bonuses for the Named Executive Officers under the 2007 executive cash incentive program were approved by the Compensation Committee as follows, based upon the achievement of specified Company EBITDA goals and/or individual performance objectives:

Name	Title	Bonus Amount
Steven E. Simpson	President and Chief Executive Officer	$303,030
Brian P. Callahan	Chief Financial Officer	$107,500
Anthony D. James	Chief Operating Officer	$110,000
Gregory T. Stevens	Chief Administrative Officer, General Counsel and Secretary	$98,800
J. Alan Whorton	Senior Vice President, Sales and Marketing	$20,000
Fiscal 2008 Executive Base Salaries. The 2008 base salary levels of the persons who are anticipated to constitute the Company’s Named Executive Officers for 2008 were set by the Compensation Committee, effective March 2008, as follows:

		2008 Base	2007 Base
Name	Title	Salary	Salary
Steven E. Simpson	President and Chief Executive Officer	$350,000	$336,700
Brian P. Callahan	Chief Financial Officer	$225,750	$215,000
Anthony D. James	Chief Operating Officer	$231,000	$220,000
Gregory T. Stevens	Chief Administrative Officer, General Counsel and Secretary	$220,000	$197,600
J. Alan Whorton	Senior Vice President, Sales and Marketing	$180,250	$175,000
2008 Spheris Executive Incentive Program. The Company’s 2008 Spheris Executive Incentive Program (the “Executive Incentive Program”), which was approved by the Compensation Committee, is intended to provide incentives to members of senior management, including the Named Executive Officers, in the form of cash bonus payments for achieving certain Company and individual performance goals established by the Compensation Committee. For the Named Executive Officers (other than the Senior Vice President, Sales and Marketing), the performance awards will be based upon achievement of established Company EBITDA and new business goals, as well as achievement of individual objectives. Actual awards range from zero to 50% of such participant’s base salary, except that awards for the Chief Executive Officer range from zero to 100% of his base salary. In accordance with the Executive Incentive Program, these awards may be increased in the event of significant overachievement of the Company and individual goals. The performance award to the Senior Vice President, Sales and Marketing will be based upon achieving certain new customer revenue goals established by the Compensation Committee. Actual awards range from zero to 100% of his base salary. The Compensation Committee will administer and make all determinations under the Executive Incentive Program.
Equity Awards to Named Executive Officers. There were no additional equity awards granted to the Named Executive Officers at the first quarter 2008 Compensation Committee meeting.
Outside Director Compensation Program. Set forth below is a summary of the 2008 compensation program for our outside directors. Employees who also serve as directors and directors appointed to the Board of Directors as representatives of Warburg Pincus and Towerbrook currently are not eligible to receive compensation for their service as directors, other than reimbursement of expenses incurred in connection with their services.
Annual Retainer. Each outside director receives $20,000 as an annual retainer.
Meeting Fees. For each meeting of the Board of Directors attended in person an outside director receives $1,500. An outside director also receives $1,000 for each Committee and special Board meeting not in conjunction with a regular quarterly Board meeting attended in person. An outside director receives $500 for each Board and Committee meeting attended by telephone. Directors are also reimbursed for expenses incurred in connection with their services as directors.

Committee Chairmen. The chair of the Audit Committee receives an annual retainer of $15,000 and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee receive an annual retainer of $7,500 each. Members of the Audit, Compensation and Nominating and Corporate Governance Committees each receive an annual retainer of $5,000.
Equity Incentives. Each outside director receives an award of 30,000 shares of restricted common stock under the Stock Incentive Plan upon his or her initial election to the Board of Directors, vesting in one-third increments on each anniversary of the date of grant, and 10,000 shares of restricted common stock annually following his or her re-election to the Board of Directors, vesting on the first anniversary of the date of re-election.
Election. In lieu of receiving the retainers and fees set forth above in cash, an outside director may elect to receive the retainers and fees in shares of Series A Convertible Preferred Stock of Spheris Holding III based on a ratio to be set by the Board of Directors each year. Such election must be made prior to December 31st of the year prior to the year in which such retainers and fees will be earned.